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                              [WAVERLY, INC. LETTERHEAD]



PERSONAL AND CONFIDENTIAL          December 5, 1997

Wolters Kluwer U.S. Corporation



                              CONFIDENTIALITY AGREEMENT

Dear Sirs:

In connection with your consideration of a possible transaction (the "Transaction") with Waverly, Inc. ("Waverly"), you have requested certain information concerning Waverly. Waverly is prepared, in its sole discretion, to make available to you certain information which is non-public, confidential or proprietary in nature concerning the business, financial condition, operation and assets of Waverly for your use in connection with your consideration of the Transaction.

As a condition to and in consideration of your being furnished such information, you agree to treat any information concerning Waverly or its business or operations (whether written, electronically recorded or oral, and whether prepared by Waverly, its advisors or otherwise) which is furnished to you by or on behalf of Waverly, including any materials prepared by you or your representatives which reflect such information (herein collectively referred to as the "Evaluation Material"), in accordance with the provisions of this letter and to take or abstain from taking certain other actions described in this letter. The term "Evaluation Material" does not include information which (i) is already in your possession, provided that such information is not subject to another confidentiality agreement with or other obligation of secrecy to Waverly; (ii) becomes available to you on a non-confidential basis from a source other than Waverly or its advisors, provided that such source is not bound by a confidentiality agreement with or other obligation of secrecy to Waverly; (iii) which hereafter becomes generally available except through your fault.

You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating the Transaction, and that such information will be kept confidential by you and may be disclosed only to those of

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Wolters Kluwer U.S. Corporation
December 5, 1997
Page 2

your directors, officers and employees, and representatives of your advisors who need to know such information for the purpose of evaluating any such possible transaction between Waverly and you (it being agreed that such directors, officers, employees and representatives of your advisors shall be informed by you of the confidential nature of such information, shall be directed by you to treat such information confidentially, and shall agree to be bound by the terms of this agreement prior to receipt of any Evaluation Material), unless Waverly otherwise consents in writing. You hereby agree to be responsible for any violations of this letter by any of the other persons referred to in this paragraph other than Waverly.

In the event that you or any of your advisors are requested or required to disclose any Evaluation Material by legal process or in connection with any legal proceedings, you agree that you will provide prompt written notice of such request or requirement to Waverly, so that Waverly may take whatever steps it deems appropriate concerning disclosure of such information, including requesting entry of appropriate protective orders, and/or waive compliance with the provisions of this agreement. In the event that no such protective order or other remedy is obtained, or that Waverly waives compliance with the terms of this agreement, you and your advisors will furnish only that portion of the information which, upon written advice of counsel, is required to be provided and will exercise your best efforts at Waverly's expense to obtain reliable assurance that the Evaluation Material will be afforded confidential treatment.

You agree that nothing in this agreement will prevent Waverly from (i) determining that certain Evaluation Material should be disclosed, if at all, under terms and conditions which limit its disclosure further than the limitations set forth above; and (ii) upon making any such determination, conditioning access to any such Evaluation Material upon the execution of a further agreement, satisfactory to Waverly, providing for such additional terms and conditions. In addition, you will, and will to cause your representatives to, honor the confidentiality provisions contained in any agreements of Waverly which are made available to you and your representatives.

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Wolters Kluwer U.S. Corporation
December 5, 1997
Page 3

You hereby acknowledge that you are aware, and that you will advise such directors, officers, employees and representatives of your advisors who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

In addition, without the prior written consent of Waverly, you will not, and will direct your directors, officers, employees and representatives of your advisors not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between Waverly and you or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof. Without limiting the generality of the foregoing, you further agree that, without the prior written consent of Waverly, you will not, directly or indirectly, enter into any agreement, arrangement or understanding or any discussions which might lead to such agreement, arrangement or understanding with any other person regarding the Transaction. However, nothing in this agreement shall prohibit you from disclosing or discussing negotiations concerning the Transaction or any terms of a possible transaction between Waverly and you, with and only with Reed Elsevier Inc.

In consideration of the Evaluation Material being furnished to you, you hereby agree that, without the prior written consent of the Board of Directors of Waverly, for a period of three (3) years from the date hereof, neither you nor any of your affiliates, in any manner whatsoever, directly or indirectly, will, acting alone or as part of a group, (a) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any securities (or direct or indirect rights or options to acquire any securities) of Waverly or any successor or affiliate of Waverly (subject to an exception for de minimis passive investments to be mutually agreed upon by the parties after the execution of this letter agreement), or seek by any action not permitted under this letter agreement to influence or control the management or policies of Waverly, or (b) publicly propose to (i) acquire

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Wolters Kluwer U.S. Corporation
December 5, 1997
Page 4

or offer or agree to acquire any securities (or direct or indirect rights or options to acquire any securities) or assets of Waverly or (ii) otherwise act or seek to influence or control the management, the board of directors or policies of Waverly.

In addition, you agree that, for a period of three (3) years from the date hereof, you will not, directly or indirectly, publicly present, or publicly propose to present, to the stockholders of Waverly any proposal or offer for a merger, tender or exchange offer or other form of business combination involving Waverly, or effect, publicly propose to effect, or cause to occur any of the foregoing, that previously has not been approved in writing by the Board of Directors of Waverly, nor will you, directly or indirectly, solicit, or propose (whether publicly or otherwise) to solicit, proxies or consents to vote or become a participant in any "election contest" with respect to Waverly (as such terms are used in Rule 14a-1 and Rule 14a-11 of Regulation 14A under the Securities Exchange Act of 1934, as amended).

Although Waverly has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you understand that neither Waverly nor any of its directors, officers, employees, agents, representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither Waverly nor its directors, officers, employees, agents, representatives or advisors shall have any liability to you or any of your advisors resulting from the availability or use of Evaluation Material.

If you determine that you do not wish to proceed with the Transaction, you agree to promptly advise Waverly of such decision. In the event that you do not proceed with the transaction which is the subject of this letter within a reasonable time, you shall promptly return to Waverly at its request all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by Waverly, its advisors or otherwise) and will not retain any copies, extracts, or other reproductions in whole or in part of such written material, except that all documents, memoranda, notes and other writings whatsoever prepared by you or your

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Wolters Kluwer U.S. Corporation
December 5, 1997
Page 5

advisors based on the information in the Evaluation Material or which contain information set forth in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to Waverly by an authorized officer supervising such destruction.

          You agree that, for a period of two (2) years from the date of this letter, you will not, directly or indirectly, solicit for employment any employee of Waverly with whom you have had contact or who became known to you in connection with your consideration of the Transaction. You agree not to contact any person employed by Waverly regarding the subject matter of this letter without the prior approval of Waverly.

You acknowledge that Waverly may establish procedures and guidelines (the "Procedures") for the submission of proposals with respect to the Transaction. You acknowledge and agree that (a) Waverly and its representatives are free to conduct the process leading up to a possible Transaction as Waverly and its representatives, in their sole discretion, determine (including, without limitation, by negotiating with any third party and entering into a preliminary or definitive agreement without prior notice to you or any other person); and (b) Waverly reserves the right, in its sole discretion, to change the Procedures relating to the consideration of the Transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time and for any reason.

You agree not to initiate or maintain contact (except for contacts made in connection with existing commercial relationships and/or in the ordinary course of business) with any officer, director, employee or agent of Waverly except with the express prior permission of Waverly. It is understood that Waverly will arrange for appropriate contacts for due diligence purposes. It is further understood that all (a) communications regarding a possible transaction, (b) requests for additional information, (c) requests for facility tours or management meetings and (d) discussions or questions regarding Procedures, will be submitted only to certain designated Waverly employees.

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Wolters Kluwer U.S. Corporation
December 5, 1997
Page 6

You agree that unless and until a definitive agreement between Waverly and you with respect to the Transaction referred to in the first paragraph of this letter has been executed and delivered, neither Waverly nor you will be under any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this or any other written, electronic or oral communication with respect to the Transaction by any of Waverly's directors, officers, employees, agents or any other representatives or their advisors and representatives of those advisors, except for the matters specifically agreed to in this letter. The agreements set forth in this letter may be modified or waived only by a separate writing signed by Waverly and you expressly modifying or waiving this agreement.

You also agree that in the event of any breach of the provisions of this agreement, Waverly would be entitled to equitable relief, including an injunction, because such a breach would cause irreparable harm for which there would be no adequate remedy at law. You agree that you shall not oppose the granting of such equitable relief.

In the event that you or your directors, officers, employees or representatives shall have knowledge of any breach of the confidentiality of, or the misappropriation of, any of the Evaluation Material, you shall promptly give notice thereof to Waverly.

It is further understood and agreed that no failure or delay by Waverly in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

You understand and agree that if any provision contained in this letter agreement or the application thereof to either you or Waverly, or any other person or circumstance shall be invalid, illegal or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this letter agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected,

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Wolters Kluwer U.S. Corporation
December 5, 1997
Page 7

impaired or invalidated thereby. In the case of any such invalidity, illegality or unenforceability, you agree to negotiate with Waverly in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties to this letter agreement.

You agree that the rights and remedies of Waverly under or pursuant to this letter agreement shall inure to the benefit of Waverly, its affiliates, and their respective successors and assigns. This letter agreement shall not be assigned by you without the prior written consent of Waverly. This letter agreement shall be binding upon your successors and permitted assigns.

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Wolters Kluwer U.S. Corporation
December 5, 1997
Page 8

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland.

                                  Very truly yours,

                                  WAVERLY, INC.


                                  By:  /s/ Edward B. Hutton , Jr.
                                       --------------------------------------
                                  Name:   Edward B. Hutton, Jr.
                                  Title:  President and CEO


Accepted and Agreed as
of the date first written
above:

WOLTERS KLUWER U.S. CORPORATION


By:  /s/ Bruce C. Lenz
     ----------------------------------
Name:  Bruce C. Lenz
Title: Executive Vice President